May 31, 2001





Pathmark Stores, Inc.
200 Milik Street
Carteret, New Jersey 07008

Ladies and Gentlemen:

                  We have acted as your counsel, in connection with the preparation and filing with Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 14,764,958 shares of Common Stock and 2,539,842 Warrants to purchase Common Stock. The Common Stock and the Warrants are collectively referred to as the "Securities." This Opinion is an exhibit to Registration Statement .

                  In that capacity, we have reviewed the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of other documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for purposes of this opinion. In such examination , we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as copies.

                  Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Common Stock and Warrants have been duly authorized and, when the final terms thereof have been duly established and approved and when duly executed by the Company pursuant to the authority granted in the Resolutions and delivered by the Selling Stockholder to and paid for by the purchasers thereof, will be legally issued, fully paid and nonassessable.

                  Our Opinions expressed above are limited to Delaware Corporate Law and we do not express any opinion herein concerning any other law.





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                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "LEGAL MATTERS" contained in the Prospectus.



                                                          Very truly yours,